Exhibit 99.1

Lantronix Reports Fiscal 2011 Fourth Quarter
and Full Year Financial Results

Irvine, Calif., September 15, 2011 – Lantronix, Inc. (NASDAQ: LTRX), a leading global provider of smart connectivity solutions that enable business and technology professionals to access any device, anywhere, anytime, today reported financial results for its fiscal 2011 fourth quarter and full year ended June 30, 2011.

▪	Net revenue of $12.0 million and GAAP net loss of ($3.6) million, or ($0.34) per share for the quarter ended June 30, 2011.
▪	Non-GAAP net loss of $(433,000), or ($0.04) per share for the fourth fiscal quarter of 2011.
▪	Net revenue of $49.3 million and GAAP net loss of ($5.3) million, or ($0.51) per share for the twelve months ended June 30, 2011.
▪	Non-GAAP net income of $1.3 million, or $0.12 per share for the 2011 fiscal year.
▪	Cash and cash equivalents decreased to $5.8 million at June 30, 2011.
▪
During the fourth fiscal quarter, the Company substantially completed the independent investigation of certain allegations asserted by a director of the Company.  For the fiscal year ending June 30, 2011, the Company reported approximately $2.1 million of expenses related to the investigation. The Company expects to incur an additional $250,000 of expenses in the first quarter of fiscal 2012 related to remediation activities and other costs associated with concluding the investigation.

▪
As reported on the Company’s Form 8-K dated June 24, 2011, the former Chief Executive Officer and former Chief Financial Officer resigned and entered into separation agreements with the Company.  As a result of the separation agreements, the Company recorded approximately $862,000 of expenses as of June 30, 2011, related to severance and benefits that will be paid according to the terms of the respective agreements.  In addition, the Company will incur approximately $150,000 of expenses in the first quarter of fiscal 2012 related to consulting services per the terms of the separation agreements.

“With the pain and expenses from last year’s events largely behind us, we are looking toward a future of opportunities for Lantronix in the growing M2M space,” said Kurt Busch, newly-appointed President and CEO for Lantronix. “The Board and our management team are focused and aligned on our priorities. We are concentrating on increasing our margins, decreasing inventory, and ensuring strong financial discipline is in place. Our objectives are to attract key finance, sales and marketing talent, work with our customer base to redefine and create a customer-centric, market driven product strategy, and ultimately, build a product development machine that will drive growth and value for the Company and its shareholders.”

Financial Results for the Fiscal Fourth Quarter Ended June 30, 2011

Net revenue was $12.0 million, an increase of 2 percent, compared to $11.8 million for the fourth fiscal quarter of 2010.  The increase to net revenue was the result of an increase in net revenue from our device enablement and device management product lines, partially offset by a decrease in net revenue from our non-core product lines.

Gross profit margin decreased to 46.1 percent, compared to 50.8 percent for the fiscal fourth quarter of 2010. Gross profit margin declined as a result of an increase in warranty expenses related to a specific product issue, an increase in inventory reserves related to slow moving products and excess materials for certain end of life products, and product mix as a result of certain lower margin products increasing as a percentage of revenue. Barring a continued increase in warranty or inventory reserves, the Company believes that gross profit margins will return to the range of 49 percent to 51 percent during fiscal 2012.

GAAP operating expenses were $9.1 million, an increase of $2.6 million, compared to $6.5 million for the fourth fiscal quarter of 2010, primarily due to increased selling, general and administrative expenses discussed in further detail below.

•
Selling, general and administrative (SG&A) expenses were $7.3 million, an increase of $2.5 million, compared to $4.8 million for the fourth fiscal quarter of 2010. The increase in SG&A expenses for the fourth fiscal quarter of 2011 was the result of approximately $1.7 million of expenses related to investigation and $862,000 of expenses related to the separation of the former CEO and CFO.

•	Research and development expenses were $1.8 million, an increase of $61,000 compared to $1.7 million for the fourth fiscal quarter of 2010.

Non-GAAP operating expenses were $6.1 million, an increase of $190,000, compared to $5.9 million for the fourth fiscal quarter of 2010.

GAAP net loss was $(3.6) million, or ($0.34) per share, compared to GAAP net loss of $(509,000), or ($0.05) per share, for the fourth fiscal quarter of 2010.   Included in GAAP net loss in the fourth fiscal quarter of 2011, was approximately $1.7 million of expenses related to investigation and $862,000 of expenses related to the separation of the former CEO and CFO.

Non-GAAP net loss was $(433,000), or ($0.04) per share, compared to non-GAAP net income of $169,000, or $0.02 per share, for the fourth fiscal quarter of 2010.

Financial Results for the Fiscal Year Ended June 30, 2011

Net revenue was $49.3 million for fiscal 2011, an increase of 6 percent, compared to $46.4 million for fiscal 2010.  The increase to net revenue was the result of an increase in net revenue from our device enablement and device management product lines, partially offset by a decrease in net revenue from our non-core product lines.

During fiscal 2011, Lantronix renegotiated its agreements with certain distributors as part of an initiative to optimize the sales channel during the second and third fiscal quarters of 2011. These new agreements removed stock rotation and price protection terms, which previously caused the Company to recognize revenue on a sell through basis as opposed to upon shipment. A majority of these customers were redirected to purchase through large Lantronix distributors located in their respective regions. The result of these changes was the recognition of revenue during the second and third fiscal quarters that would have otherwise been deferred to the third and fourth fiscal quarters. These customers are no longer required to provide sell through reports and the majority of these customers are now buying from other Lantronix distributors (whose revenue is recognized on a sell-through basis by Lantronix) and not directly through Lantronix.  The net impact to revenue in the current fiscal year is not practically determinable. It should be noted that the Company has not changed its revenue recognition policy as revenue is still recognized on a sell-through basis for those customers with stock rotation and price protection terms.

Gross profit margin was 49.5 percent, compared to 52.0 percent for fiscal 2010. Gross profit margin declined as a result an increase in inventory reserves related to slow moving products and excess materials for certain end of life products, and increase in warranty expenses as a result of a specific product issue and product mix as a result of certain lower margin products increasing as a percentage of revenue.

GAAP operating expenses were $29.5 million, an increase of $4.1 million, compared to $25.4 million for fiscal 2010, primarily due to an increase in SG&A expenses and research and development costs discussed in further detail below.

•
SG&A expenses were $22.4 million, an increase of $3.4 million, compared to $19.0 million for fiscal 2010. The increase in SG&A expenses was the result of approximately $561,000 of expenses associated with the contested proxy that was settled in November of 2010, $2.1 million of expenses related to investigation, and $862,000 of expenses related to the separation of the former CEO and CFO.

•
Research and development expenses were $7.0 million, an increase of $695,000, compared to $6.3 million for fiscal 2010. The increase was due to personnel-related expenses as a result of the suspension of a Company-wide furlough program in the equivalent period one year ago and an increase in outside services for engineering projects.

Non-GAAP operating expenses were $23.6 million, an increase of $770,000, compared to $22.8 million for fiscal 2010.

GAAP net loss was $(5.3) million, or ($0.51) per share, compared to a GAAP net loss of $(1.5) million, or ($0.15) per share, for fiscal 2010.  Included in GAAP net loss in fiscal 2011 was approximately $3.5 million of expenses associated with the contested proxy, independent investigation, and the separation of the former CEO and CFO.

Non-GAAP net income was $1.3 million, or $0.12 per share, compared to non-GAAP net income of $1.6 million, or $0.15 per share, for fiscal 2010.

Balance Sheet Summary

Cash and cash equivalents were $5.8 million as of June 30, 2011, compared to $10.1 million as of June 30, 2010.  The decrease in cash was mainly due to payments associated with the increase in inventory and payments of expenses related to the proxy contest and investigation.

Net accounts receivable were $2.9 million as of June 30, 2011 as compared to $1.3 million as of June 30, 2010. The increase in net accounts receivable was mainly due to renegotiating agreements with certain distributors  as part of an initiative to optimize our sales channel as discussed in detail above.  The impact to net accounts receivable was a lower deferred revenue balance which is recorded as an offset to accounts receivable.

Net inventory was $9.2 million as of June 30, 2011, compared to $6.9 million as of June 30, 2010.  The increase in inventory was due to an increase in safety stock of certain products to ensure the on time fulfillment of customer demand as well as an increase in the SLS product family as a result of lower than forecasted demand.

Accounts payable were $8.4 million as of June 30, 2011, compared to $6.5 million as of June 30, 2010. The increase was due to the increase in inventory and costs associated with the  investigation.

Working capital was $5.2 million as of June 30, 2011, compared to $7.6 million as of June 30, 2010. The decrease in working capital is mainly due to the costs and payments related to the investigation, contested proxy and separation of the former CEO and CFO.

Discussion of Non-GAAP Financial Measures

Lantronix believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-GAAP operating expenses consist of operating expenses excluding share-based compensation, depreciation and amortization, and costs associated with the investigation, former CEO and CFO separation agreements, and the contested proxy, as well as charges and gains that are driven primarily by discrete events that management does not consider to be directly related to the company's core operating performance.

Non-GAAP net income (loss) consists of net income (loss) excluding non-GAAP adjustments to operating expenses, interest income (expense), other income (expense), income tax provision (benefit), as well as charges and gains that are driven primarily by discrete events that management does not consider to be directly related to the Company's core operating performance.

Non-GAAP net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP weighted-average shares outstanding (diluted). For purposes of calculating non-GAAP net income (loss) per share, the calculation of GAAP weighted-average shares outstanding (diluted) is adjusted to exclude share-based compensation, which is treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

Conference Call and Webcast
Lantronix will host a conference call and webcast today at 2:00 p.m. Pacific Time (5:00 p.m. ET) to discuss its fiscal 2011 fourth quarter and year-end financial results. Those wishing to participate in the live call should dial 800-659-2037 (international dial-in 617-614-2713) using the passcode 88060927.  A telephone replay of the call will be available through September 22, 2011 by dialing (888) 286-8010 (international dial-in 617-801-6888) and entering passcode 39975276.

About Lantronix
Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management and control of any electronic device. Our smart connectivity solutions empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely connect and control electronic equipment via the Internet; provide secure remote access to firewall-protected equipment; and enable remote management of IT equipment over the Internet. Founded in 1989, Lantronix serves some of the largest security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com

The Lantronix blog, http://www.lantronix.com/blog, features industry discussion and updates. To follow Lantronix on Twitter, visit http://www.twitter.com/Lantronix

This news release contains forward-looking statements, including statements concerning our future business plans. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results to vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to our target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, December 31, 2010 and September 30, 2010 and our Annual Report on Form 10-K for the year ended June 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contacts:

Lantronix, Inc.
Jim Kerrigan, Interim CFO
(949) 453-3990

###

LANTRONIX, INC.
Unaudited Consolidated Balance Sheets
(In thousands, except  share and per share data)

	June 30,	June 30,
	2011	2010

Assets
Current Assets:
Cash and cash equivalents	$5,836	$10,075
Accounts receivable (net of allowance for doubtful accounts of $102 and $93 at June 30, 2011 and 2010, respectively)	2,908	1,342
Inventories, net	9,160	6,873
Contract manufacturers' receivable	636	1,015
Prepaid expenses and other current assets	605	515
Deferred tax assets	569	542
Total current assets	19,714	20,362

Property and equipment, net	1,761	2,392
Goodwill	9,488	9,488
Purchased intangible assets, net	54	155
Other assets	175	135
Total assets	$31,192	$32,532

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable	$8,358	$6,545
Accrued payroll and related expenses	2,000	1,568
Warranty reserve	268	183
Short-term debt	667	667
Other current liabilities	3,199	3,776
Total current liabilities	14,492	12,739
Non-Current Liabilities:
Long-term liabilities	550	646
Long-term capital lease obligations	45	153
Long-term debt	833	111
Deferred tax liabilities	569	542
Total non-current liabilities	1,997	1,452
Total liabilities	16,489	14,191

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 10,549,852 and 10,322,597 shares issued and outstanding at June 30, 2011 and 2010, respectively	1	1
Additional paid-in capital	192,780	191,147
Accumulated deficit	(178,477)	(173,206)
Accumulated other comprehensive income	399	399
Total stockholders' equity	14,703	18,341
Total liabilities and stockholders' equity	$31,192	$32,532

LANTRONIX, INC.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Years Ended June 30,
	2011	2010	2011	2010

Net revenue (1)	$12,028	$11,819	$49,321	$46,375
Cost of revenue	6,478	5,819	24,907	22,257
Gross profit	5,550	6,000	24,414	24,118
Operating expenses:
Selling, general and administrative	7,290	4,756	22,373	19,035
Research and development	1,761	1,700	7,033	6,338
Amortization of purchased intangible assets	18	18	72	72
Total operating expenses	9,069	6,474	29,478	25,445
Loss from operations	(3,519)	(474)	(5,064)	(1,327)
Interest expense, net	(36)	(31)	(123)	(149)
Other income (expense), net	(45)	(11)	(28)	(19)
Loss before income taxes	(3,600)	(516)	(5,215)	(1,495)
Provision for income taxes	15	(7)	56	24
Net loss	$(3,615)	$(509)	$(5,271)	$(1,519)

Net loss per share (basic and diluted)	$(0.34)	$(0.05)	$(0.51)	$(0.15)

Weighted average shares (basic and diluted)	10,495	10,321	10,434	10,276

(1) Includes net revenue from related parties	$295	$161	$942	$642

LANTRONIX, INC.
Unaudited Reconciliation of Non-GAAP Adjustments
(In thousands)

	Three Months Ended June 30,		Years Ended June 30,
	2011	2010	2011	2010

GAAP net loss	$(3,615)	$(509)	$(5,271)	$(1,519)
Non-GAAP adjustments:
Cost of revenues:
Share-based compensation	17	13	63	43
Employer portion of withholding taxes on stock grants	-	-	4	3
Depreciation and amortization	109	76	362	264
Total adjustments to cost of revenues	126	89	429	310

Selling, general and adminstrative:
Costs associated with the investigation	1,672	-	2,124	-
Separation costs related to the former CEO and CFO	862	-	862	-
Costs associated with the contested proxy	-	-	561	-
Share-based compensation	123	272	1,114	1,380
Employer portion of withholding taxes on stock grants	-	-	18	13
Depreciation and amortization	165	164	665	625
Total adjustments to selling, general and administrative	2,822	436	5,344	2,018
Research and development:
Share-based compensation	109	89	426	478
Employer portion of withholding taxes on stock grants	-	-	23	21
Depreciation and amortization	10	11	43	56
Total adjustments to research and development	119	100	492	555
Amortization of purchased intangible assets	18	18	72	72
Total non-GAAP adjustments to operating expenses	2,959	554	5,908	2,645
Interest expense, net	36	31	123	149
Other (income) expense, net	46	11	28	19
Provision for income taxes	15	(7)	56	24
Total non-GAAP adjustments	3,182	678	6,544	3,147
Non-GAAP net income (loss)	$(433)	$169	$1,273	$1,628

Non-GAAP net income (loss) per share ( basic and diluted)	$(0.04)	$0.02	$0.12	$0.15

Denominator for GAAP net income (loss) per share (basic and diluted)	10,495	10,321	10,434	10,276
Non-GAAP adjustment	-	666	421	549
Denominator for non-GAAP net income (loss) per share (basic and diluted)	10,495	10,987	10,855	10,825

GAAP operating expenses	$9,069	$6,474	$29,478	$25,445
Non-GAAP adjustments to operating expenses	(2,959)	(554)	(5,908)	(2,645)
Non-GAAP operating expenses	$6,110	$5,920	$23,570	$22,800

LANTRONIX, INC.
Unaudited Consolidated Net Revenue by Product Line
(In thousands)

	Quarters Ended June 30,
		% of Net		% of Net	Change
	2011	Revenue	2010	Revenue	$	%
	(In thousands, except percentages)
Device enablement	$9,705	80.7%	$9,557	80.9%	$148	1.5%
Device management	2,169	18.0%	2,103	17.8%	66	3.1%
Device networking	11,874	98.7%	11,660	98.7%	214	1.8%
Non-core	154	1.3%	159	1.3%	(5)	(3.1%)
Net revenue	$12,028	100.0%	$11,819	100.0%	$209	1.8%

	Years Ended June 30,
		% of Net		% of Net	Change
	2011	Revenue	2010	Revenue	$	%
	(In thousands, except percentages)
Device enablement	$39,608	80.3%	$37,096	80.0%	$2,512	6.8%
Device management	9,055	18.4%	8,384	18.1%	671	8.0%
Device networking	48,663	98.7%	45,480	98.1%	3,183	7.0%
Non-core	658	1.3%	895	1.9%	(237)	(26.5%)
Net revenue	$49,321	100.0%	$46,375	100.0%	$2,946	6.4%